                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_] Confidential, for Use of the
[_] Preliminary Proxy Statement               Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        ASSISTED LIVING CONCEPTS, INC.
               (Name of Registrant as Specified In Its Charter)


   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

Notes:

                        ASSISTED LIVING CONCEPTS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD NOVEMBER 16, 1999

  The 1999 Annual Meeting of Stockholders of Assisted Living Concepts, Inc. ("ALC" or the "Company") will be held at Kingstad Meeting Center, 5933 NE Win Sivers Drive, Portland, Oregon, on Tuesday, November 16, 1999 at 8:00 a.m. local time, for the following purposes:

    (1) To elect a board of five directors for the ensuing year or until the election and qualification of their respective successors;

    (2) To transact such other business as may properly come before the meeting.

  Only stockholders whose names appear of record on the books of ALC at the close of business on October 8, 1999, are entitled to notice of, and to vote at, such Annual Meeting or any adjournments thereof.

  The enclosed proxy is solicited by the Board of Directors of ALC, which recommends that stockholders vote FOR the directors nominated in Proposal 1. Please refer to the attached Proxy Statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the Annual Meeting.

  You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it as promptly as possible in the enclosed self-addressed, postage-prepaid envelope. If you attend the Annual Meeting and wish to vote in person, your proxy will not be used.

                                          By order of the Board of Directors


                                          Sandra Campbell
                                          Senior Vice President, General
                                          Counsel and Secretary

Portland, Oregon
October 15, 1999

                ASSISTED LIVING CONCEPTS, INC. AND SUBSIDIARIES

                               ----------------

                                PROXY STATEMENT

  This proxy statement is furnished to the stockholders of Assisted Living Concepts, Inc., a Nevada corporation ("ALC" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of ALC for use at the Annual Meeting of Stockholders to be held on November 16, 1999 at 8:00 a.m., local time, and at any and all adjournments thereof (the "Annual Meeting"). The approximate date on which this proxy statement and the form of proxy solicited on behalf of the Board of Directors will be sent to ALC's stockholders is October 15, 1999.

  On October 8, 1999, the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting, 17,120,745 shares of common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each such share is entitled to one vote on all matters properly brought before the meeting. The five nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum but otherwise have no legal effect in the election of directors. Stockholders are not permitted to cumulate their votes for the purpose of electing directors or otherwise. A majority of the outstanding shares of Common Stock, represented in person or by proxy, will constitute a quorum at the Annual Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, proxies that reflect abstentions as to a particular proposal will be treated as voted for the purpose of determining the approval of that proposal and will have the same effect as a vote against that proposal, while proxies that reflect broker non-votes will be treated as unvoted for purposes of determining approval and will not be counted as voted for or against that proposal.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised. The power of the proxy is suspended if the person giving it attends the meeting and elects to vote in person.

  The Company's principal executive offices are located at 11835 NE Glenn Widing Drive, Building E, Portland, Oregon 97220.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  At the Annual Meeting, five directors will be elected to hold office until the 2000 Annual Meeting of Stockholders and, in each case, until their respective successors have been duly elected and qualified.

  The nominees for election as directors at the Annual Meeting are Dr. Keren Brown Wilson, Richard C. Ladd, Jill M. Krueger, Bradley G. Razook, and Gloria
J. Cavanaugh, each of whom is presently serving as a director of the Company. Unless authority to vote for the election of directors has been specifically withheld, the persons named in the accompanying proxy intend to vote for the election of the nominees named above to hold office as directors until the 2000 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified.

  If any nominee becomes unavailable to serve as a director for any reason (which event is not anticipated), the shares of Common Stock represented by the enclosed proxy may (unless such proxy contains instructions to the contrary) be voted for such other person or persons as may be determined by the holders of such proxies.

                                   DIRECTORS

  The following table sets forth certain information concerning the nominees for election.

             Name              Age(1)                 Position
             ----              ------                 --------
 Dr. Keren Brown Wilson......    51   President, Chief Executive Officer and
                                       Vice Chairman of the Board of Directors

 Richard C. Ladd(2)..........    60   Chairman of the Board of Directors

 Jill M. Krueger(2)(3).......    40   Director

 Bradley G. Razook(3)........    43   Director

 Gloria J. Cavanaugh(2)......    56   Director

--------
(1) As of September 30, 1999.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

  Dr. Keren Brown Wilson is a co-founder of the Company and served as the President/Chief Executive Officer of the Company from its formation in July 1994 until September 1997, and as President/Chief Operating Officer from September 1997 until March 1999. She has served as Vice Chairman of the Company's Board of Directors since September 1997, and as President and Chief Executive Officer since March 1999. From September 1997 until March 1999, Dr. Wilson served as the Company's Chief Operating Officer. Dr. Wilson has over 20 years of experience in aging service delivery systems and has, for the past 17 years, focused primarily on assisted living. From 1988 to September 1994, Dr. Wilson was the President and sole director of Concepts in Community Living, Inc., a corporation which specializes in the development and management of assisted living residences. From 1992 to August 1994, Dr. Wilson was also President of Sterling Management Company, a company which provided management services to private (non-Medicaid) assisted living facilities in the state of Kansas. From 1986 to 1988, Dr. Wilson was a Senior Vice President at Milestone, Inc., an assisted living development and management company. Prior to 1986, Dr. Wilson was an owner and management agent for Park Place Living Center in Portland, Oregon, and the Director of Research and Education for the Oregon Association of Homes for the Aging in Portland, Oregon. Since 1983, Dr. Wilson has also been an Associate Professor at the Institute for Aging at Portland State University. In these capacities, Dr. Wilson was responsible for designing, developing and managing the state of Oregon's first assisted living residence along with the state's first Medicaid-eligible assisted living residence. She currently serves as Vice Chair of the Assisted Living Federation of America and is on the Board of Directors of the American Society on Aging and the IOM Quality of LTC Committee.

  Richard C. Ladd has served as Chairman of the Company's Board of Directors since March 1999 and has been a director of the Company since September 1994. Since September 1994, Mr. Ladd has been the President of Ladd and Associates, a health and social services consulting firm. He is also co-director of the National Long-Term Care Balancing Project and was an adjunct assistant professor at the School of Internal Medicine, University of Texas Medical Branch at Galveston, Texas. From June 1992 to September 1994, Mr. Ladd served as the Texas Commissioner of Health and Human Services where he oversaw the development and implementation of a 22,000-bed Medicaid Waiver Program to be used for assisted living and other community-based service programs. From November 1981 to June 1992, Mr. Ladd served as Administrator of the Oregon Senior and Disabled Services Division. He is also a member of numerous professional and honorary organizations.

  Jill M. Krueger was elected to the Board of Directors in April 1999, and presently serves as Chairman of the Company's Audit Committee. Since 1996, Ms. Krueger has served as President and Chief Executive Officer of Health Resources Alliance, an organization designed to optimize market position and achieve synergies which enable its 20 member organizations to prosper in a managed care environment. From 1988 to 1996 Ms. Krueger was a partner at KPMG LLP where she served as its Partner in charge of the firm's National Long Term Care and Retirement Housing Practice.

  Bradley G. Razook has been a director of the Company since August 1994. Mr. Razook is currently President and Managing Director at Cohen & Steers Capital Advisors, LLC. From July 1997 until February 1999, Mr. Razook served as Managing Director and Head of Health Care Industry Group of Schroder & Co., Inc. From 1990 to July 1997, Mr. Razook was Executive Vice President of National Westminster Bank PLC, New York Branch. Prior to being appointed Executive Vice President, Mr. Razook held the position of Managing Director. From 1985 to 1990, Mr. Razook was a First Vice President and counsel at Drexel Burnham Lambert, Inc., an investment banking firm.

  Gloria J. Cavanaugh was appointed as a director of the Company on September 7, 1997. Ms. Cavanaugh has been the executive director of the American Society on Aging since 1975. From 1968 to 1975, she was Director of Continuing Education at the Andrus Gerontology Center, University of Southern California. Ms. Cavanaugh has almost thirty years experience developing and offering educational programming on aging issues, including such areas as aging in place/housing and assisted living. Ms. Cavanaugh serves on the Board of Directors of Generations United, The National Alliance for Caregiving, The National Policy and Resource Center on Women and Aging and the Center for Assistive Technology, State University of New York at Buffalo.

Board of Directors and Committees of the Board

  The Board of Directors held seven meetings during 1998. During that period, no incumbent director attended fewer than 75% of the total number of meetings of the Board and committees of the Board on which he or she served.

  The Board of Directors has an Audit Committee and a Compensation Committee. There is no standing Nominating Committee.

  The Audit Committee is comprised of Ms. Krueger, Mr. Ladd and Ms. Cavanaugh. Ms. Krueger serves as chairperson of the Audit Committee. The Audit Committee is authorized to select and recommend to the Board of Directors the independent accountants to serve the Company for the ensuing year, review with the independent accountants the scope and results of the audit, review management's evaluation of the Company's system of internal controls, and review non-audit professional services provided by the independent accountants and the range of audit and non-audit fees. To ensure independence of the audit, the Audit Committee consults separately and jointly with the independent accountants and management. During the fiscal year ended December 31, 1998, the Audit Committee held one meeting.

  The Compensation Committee is comprised of Ms. Krueger, Mr. Razook, and William McBride, who is not standing for re-election to the board. Mr. Razook serves as the chairman of the Compensation Committee. The

Compensation Committee reviews and approves the compensation of the Company's executive officers and determines the general compensation policy for the Company. The Compensation Committee also is responsible for the administration of the Company's 1994 Amended and Restated Stock Option Plan (the "1994 Plan") and its Non-Executive Employee Equity Participation Plan (the "Non-Officer Plan"), and is authorized to determine the options to be granted under each of these plans and the terms and provisions of such options. During the fiscal year ended December 31, 1998, the Compensation Committee held two meetings.

  During 1998, each non-employee director received a fee of $12,000 per year for services as a director, plus $500 for attendance in person at each meeting of the Board of Directors or of any committee meeting held on a day on which the Board of Directors does not meet. For 1999, the amount of attendance fees was increased to $1,000 for attendance in person, or $500 for attendance by telephone, at each meeting of the Board of Directors or any committee meeting held on a day on which the Board of Directors does not meet. In addition, the directors are reimbursed for travel expenses incurred in connection with their duties as directors of the Company. During 1998, the Company granted the non-employee directors non-qualified stock options to purchase a total of 22,500 shares of Common Stock at $14.50 per share. Each of the non-employee directors received options to purchase 7,500 shares. These options vest ratably on each of November 5, 1999, 2000 and 2001.

                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

  The following table sets forth information as of September 30, 1999 with respect to the beneficial ownership of Common Stock by (1) each person who is known by the Company to own beneficially more than 5% of the Company's Shares,
(2) each director of the Company, (3) for the fiscal year ended December 31, 1998, the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers"), and (4) the Company's directors and executive officers as a group.

                                           Shares Beneficially
 Name and Address of Beneficial Owner(1)         Owned(2)      Percent of Class
 ---------------------------------------   ------------------- ----------------
 William McBride III.....................         504,000             2.9%
 Dr. Keren B. Wilson.....................       1,085,412             6.2%
 Richard C. Ladd.........................          45,000               *
 Bradley G. Razook ......................          34,000               *
  170 Water Street, 20th Floor
  New York, NY 10038
 Gloria Cavanaugh........................          10,000               *
 Sandra Campbell (2).....................          17,461               *
 Nancy Gorshe (2)........................           6,667               *
 Rhonda Marsh............................             --                *
 Dresdner Bank AG (4) ...................       1,786,300            10.3%
  Jurgen-Ponto-Platz 1
  60301 Frankfurt, Germany
 Palisade Capital Management, L.L.C. (5)
  .......................................       1,368,955             7.9%
  One Bridge Plaza, Suite 695
  Fort Lee, NJ 07024
 Wellington Management Company, LLP (6)
  .......................................       1,163,582             6.7%
  75 State Street
  Boston, MA 02109
 The TCW Group, Inc. (8) ................       1,076,675             6.2%
  865 South Figueroa Street
  Los Angeles, CA 90017
 RH Capital Associates, LLC (7)..........       1,067,800             6.1%
  55 Harristown Road
  Glen Rock, NJ 07452
 All directors and executive officers as
  a group (13 persons)...................       1,850,923            10.2%

--------
 * Less than 1%

(1) Except as otherwise noted below, the address of the directors and officers is c/o Assisted Living Concepts, Inc., 11835 NE Glenn Widing Drive, Portland, Oregon, 97220.

(2) Includes options to purchase 145,000 shares of Common Stock held by Mr. McBride, 210,000 by Dr. Wilson, 45,000 by Mr. Ladd, 30,000 by Mr. Razook, 10,000 by Ms. Cavanaugh, 16,667 by Ms. Campbell, and 6,667 by Ms. Gorshe, which are exercisable within 60 days of September 30, 1999.

(3) Includes 4,000 shares owned by Mr. Razook's children.

(4) Based on the Form 13G as filed on February 16, 1999.

(5) Based on the Form 13G as filed on February 9, 1999.

(6) Based on the Form 13G as filed on February 8, 1999.

(7) Based on the Form 13G as filed on February 10, 1999.

(8) Based on the Form 13G as filed on February 12, 1999. Such Form 13G identifies Robert Day, 200 Park Avenue, Suite 2200, New York, NY 10166 as a control person with respect to The TCW Group, Inc.

                            EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation paid during the fiscal year ended December 31, 1998 to the Company's Named Executive Officers. No other executive officer of the Company received total compensation of $100,000 or more in fiscal 1998.

                          SUMMARY COMPENSATION TABLE

                                                              Long-Term
                             Annual Compensation(1)      Compensation Awards
                          ----------------------------- ---------------------
                                         Other Annual   Restricted Securities
   Name and Principal                        Bonus        Stock    Underlying  All Other
        Position          Year  Salary  Compensation(2) Awards(3)   Options   Compensation
   ------------------     ---- -------- --------------- ---------- ---------- ------------
William McBride III(4)..  1998 $246,987    $100,000            --       --        --
 Chief Executive Officer  1997      --          --      $3,400,000      --        --
 and Chairman

Dr. Keren B. Wilson.....  1998 $203,061    $100,000            --       --        --
 Chief Operating
  Officer,                1997  200,000         --      $  850,000      --        --
 President, Vice
  Chairman                1996  130,000         --             --    15,000       --

Sandra Campbell(5)......  1998 $141,644    $ 25,000            --    15,000       --
 Senior Vice President,
 General Counsel and
  Secretary

Nancy Gorshe(6).........  1998 $101,263         --             --    55,000       --
 Vice President of
 Community Relations

Rhonda Marsh(7).........  1998 $105,513         --             --    15,000       --
 Vice
  President/Treasurer,    1997   75,000    $ 14,569            --    25,000       --
 Chief Accounting
  Officer                 1996   62,382         --             --    20,000       --

--------
(1) Excludes certain perquisites and other personal benefit amounts, such as car allowance, which, for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive.

(2) Each of Mr. McBride and Dr. Wilson was paid a bonus of $100,000 related to the execution of the merger agreement with American Retirement Corporation ("ARC"). Payments made to each of them subsequent to December 31, 1998 were reduced by $100,000 to reflect repayment of these bonus payments.

(3) Restricted stock awards are valued in the table above at their fair market value based on $17.00, the per share closing price of the Common Stock on the American Stock Exchange on the date of the award. At December 31, 1998, Mr. McBride and Dr. Wilson held 200,000 and 50,000 shares, respectively, of restricted stock valued at $2.6 million and $656,000, respectively (calculated by multiplying the amount of restricted stock by the closing market price of $13.125 on the last trading day of 1998). As of March 15, 1999, Mr. McBride and Dr. Wilson agreed to forfeit the shares of restricted stock held by each of them. See "Employment and Consulting Agreements."

(4) Mr. McBride became Chief Executive Officer on October 3, 1997, but did not begin receiving compensation until January 1, 1998. Subsequent to December 31, 1998, Mr. McBride resigned as Chief Executive Officer.

(5) Ms. Campbell began her employment with the Company on December 31, 1997, and began receiving compensation in January 1998.

(6) Ms. Gorshe began her employment with the Company in February 1998.

(7) Ms. Marsh resigned as an executive officer in February 1999.

Stock Option Grants

  The following table sets forth information on stock options granted during 1998 to the Named Executive Officers.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                        Individual Grants
                         -----------------------------------------------
                                                                             Potential
                                                                         Realizable Value
                                                                         at Assumed Annual
                                                                           Rate of Stock
                         Number of   % of Total                                Price
                         Securities   Options                            Appreciation for
                         Underlying  Granted to                           Option Term(1)
                          Options   Employees in   Exercise   Expiration -----------------
      Name               Granted(#) Fiscal Year  Price ($/Sh)    Date       5%      10%
      ----               ---------- ------------ ------------ ---------- -------- --------
William McBride III.....      --         --            --           --        --       --
Dr. Keren B. Wilson.....      --         --            --           --        --       --
Sandra Campbell.........   15,000       2.2%        $14.50     11/08/08  $136,785 $346,639
Nancy Gorshe............   20,000       3.0%        $19.31     01/05/08  $242,879 $615,503
                           20,000       3.0%        $16.75      7/27/08  $210,680 $533,904
                           15,000       2.2%        $14.50     11/08/08  $136,785 $346,639
Rhonda Marsh............   15,000       2.2%        $14.50     11/08/08  $136,785 $346,639

--------
(1) In accordance with rules of the Securities and Exchange Commission (the "Commission"), shown are the gains or "option spreads" that would exist for the respective options granted. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. These assumed annual compound rates of stock price appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future Common Stock prices.

Stock Option Holdings

  The following table sets forth information with respect to the Named Executive Officers concerning unexercised stock options held as of December 31, 1998.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                                                  Value of
                                                       Number of Securities     Unexercised
                                                      Underlying Unexercised    In-The-Money
                                                        Options at Fiscal    Options at Fiscal
                                                             Year-End           Year-End(1)
                                                      ---------------------- ------------------
                          Shares Acquired    Value         Exercisable/         Exercisable/
Name                       on Exercise(#) Realized($)     Unexercisable        Unexercisable
----                      --------------- ----------- ---------------------- ------------------
William McBride III.....         --             --         145,000/5,000     $1,176,225/$28,775
Dr. Keren Brown Wilson..         --             --         210,000/5,000     $1,606,850/$28,725
Sandra Campbell.........         --             --         16,667/48,333     $      0/$       0
Nancy Gorshe............         --             --              0/55,000     $      0/$       0
Rhonda S. Marsh.........      12,500       $102,188        29,167/38,333     $ 126,286/$ 38,302

--------
(1) The closing trading price on the American Stock Exchange for the Common Stock on December 31, 1998 was $13.125. As of October 6, 1999, the closing trading price for the Common Stock was $1.31, and the value of all of the exercisable and unexercisable options held by each of the Named Executive Officers was $0.

Employment and Consulting Agreements

  Set forth below are summaries of employment and consulting agreements between the Company and certain individuals who were Named Executive Officers during 1998, as well as summaries of employment agreements entered into during 1999 with certain individuals who are expected to be among the top five most highly compensated officers in 1999.

Keren Brown Wilson

  The Company entered into an employment agreement with Dr. Wilson in October 1997, providing for Dr. Wilson's services as President and Chief Operating Officer. The agreement provides for a four-year term with automatic extensions until the fourth anniversary of the Company's notice, or six months after Dr. Wilson's notice, of a desire to terminate the agreement. Notwithstanding such "evergreen" provision, the agreement provides that it can be terminated by the Company for cause or by Dr. Wilson for "Good Reason." The latter is defined in the agreement as

    (1) material diminution of title, duties, or salary;

    (2) reduction in benefit not generally applicable to senior executive personnel; or

    (3) a direction by the Board of Directors to report to any person or group other than the Board of Directors.

  Under the agreement, in the event of a termination of employment for any reason other than cause, Dr. Wilson will be entitled to the payment of an amount equal to four times her annual salary. In the event of a termination within one year of a change in control (as defined in the agreement) for any reason other than her death or disability or a termination by the Company for cause, Dr. Wilson would be entitled to a $3.0 million termination payment. The agreement also contains a "gross-up" provisions to compensate Dr. Wilson in the event that any payment under such contract is subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement provides that Dr. Wilson is entitled to compensation at an annual rate of $200,000. Pursuant to the employment agreement, Dr. Wilson was awarded, without cost to her, 50,000 shares of "restricted stock" under the 1994 Plan. The restricted stock agreement relating to the restricted stock provided that the restrictions applicable to such shares would lapse, and such shares will no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on October 3, 2001, the fourth anniversary of the date of award, subject to acceleration in the event of a change in control.

  In connection with her employment agreement, the Company agreed to indemnify Dr. Wilson to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer or director. The indemnity agreement excludes certain claims from indemnification by the Company.

  Effective as of March 15, 1999, the Company and Dr. Wilson entered into an amendment to her employment agreement to provide that the Company will employ Dr. Wilson as President and Chief Executive Officer. In addition, the Company paid Dr. Wilson a lump-sum cash payment of $187,500 (which was reduced to $87,500 to reflect repayment of a $100,000 bonus paid in 1998 related to the execution of the Company's merger agreement with American Retirement Corporation ("ARC")) in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock held by her and to terminate the restricted stock agreement related to those shares.

Sandra Campbell

  On December 31, 1997, the Company entered into an employment agreement with Sandra Campbell providing for Ms. Campbell's services as Senior Vice President, General Counsel and Secretary. The agreement provides for an initial two and one-half-year term. If the agreement has not been terminated prior to the expiration of the initial term, then the agreement is automatically extended on a continuous basis. The Company may terminate the agreement by providing Ms. Campbell with two and one-half years' prior notice of its intention to terminate her employment, and Ms. Campbell may terminate the agreement by providing the Company with four months prior notice of her intention to resign. In addition, the Company may terminate the agreement at any time for "Cause" and Ms. Campbell may terminate the agreement for "Good Reason" (each as defined in the agreement), and the agreement automatically terminates upon Ms. Campbell's death or permanent disability. If the Company terminates Ms. Campbell's employment other than for Cause and without providing the notice referred to above, or if Ms. Campbell terminates the agreement for Good Reason, then the Company must make a lump-sum payment to Ms. Campbell equal to twice her then-annual salary plus $100,000. In addition, if there is a Change in Control (as defined in the agreement), regardless of whether she remains in the Company's employ, Ms. Campbell is entitled to receive an additional amount equal to two times her then-annual salary plus $100,000, and all options exercisable for common stock automatically vest and become exercisable. The agreement provides that the Company's President or Chief Executive Officer will determine Ms. Campbell's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Campbell's current annual salary is $150,000. In addition, Ms. Campbell received options to purchase 50,000 shares of Common Stock, to become exercisable in annual installments of 16,666 shares commencing December 31, 1998, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant. The agreement includes an agreement to indemnify Ms. Campbell to the extent permitted under Nevada law against liability and expenses incurred by her in any proceeding in which she is involved due to her role as an officer. The indemnity agreement excludes certain claims from indemnification by the Company.

James W. Cruckshank

  On March 15, 1999, the Company entered into an employment agreement with James W. Cruckshank providing for Mr. Cruckshank's services as Vice President and Chief Financial Officer. The agreement provides for an initial two-year term, subject to automatic one-year extensions unless the Company notifies
Mr. Cruckshank during the 90-day period ending on March 15 of each year that the Company wishes to terminate the agreement on March 15 of the following year. Notwithstanding this "evergreen" provision, the Company may terminate the agreement at any time for "Cause" (as defined in the agreement) and Mr. Cruckshank may resign at any time upon 90 days' prior written notice to the Company. If the Company terminates Mr. Cruckshank's employment without "Cause" and without offering Mr. Cruckshank comparable employment (employment with the Company or an affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of the location of his immediately prior position with the Company), then the Company must make a lump-sum payment to Mr. Cruckshank in an amount equal to twice his then-annual salary. The agreement provides that the Company's Chief Executive Officer will determine Mr. Cruckshank's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Mr. Cruckshank's current annual salary is $150,000. The agreement further provides that Mr. Cruckshank is subject to confidential information restrictions for as long as Mr. Cruckshank possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Cruckshank's employment. In addition, Mr. Cruckshank received options to purchase 30,000 shares of Common Stock, to become exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $3.81, equal to the fair market value of Common Stock on the date of grant.

Leslie Mahon

  On March 15, 1999, the Company entered into an employment agreement with Leslie Mahon providing for Mr. Mahon's services as Vice President and Chief Operating Officer. The agreement provides for an initial two-year term, subject to automatic one-year extensions unless the Company notifies Mr. Mahon during the 90-day period ending on March 15 of each year that the Company wishes to terminate the agreement on March 15 of the following year. Notwithstanding this "evergreen" provision, the Company may terminate the agreement at any time for "Cause" (as defined in the agreement) and Mr. Mahon may resign at any time upon

90 days' prior written notice to the Company. If the Company terminates Mr. Mahon's employment without "Cause" and without offering Mr. Mahon comparable employment (employment with the Company or an affiliated company that is not materially different in level of responsibility, at the same or higher salary level, with same or similar title or rank and within a 20-mile radius of his immediately prior position with the Company), then the Company must make a lump-sum payment to Mr. Mahon in an amount equal to twice his then annual salary. The agreement provides that the Company's Chief Executive Officer will determine Mr. Mahon's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Mr. Mahon's current annual salary is $175,000. The agreement further provides that Mr. Mahon is subject to confidential information restrictions for as long as Mr. Mahon possesses any confidential information, and non-competition provisions until one year after the termination of Mr. Mahon's employment. In addition, Mr. Mahon received options to purchase 30,000 shares of Common Stock, to become exercisable in annual installments of 10,000 shares commencing March 15, 2000, at an exercise price of $5.00, equal to the fair market value of the Common Stock on the date of the grant.

Nancy Gorshe

  On February 3, 1998, the Company entered into an employment agreement with Nancy Gorshe providing for Ms. Gorshe's services as Vice President/Community Relations. The agreement provides for a two-year term. The Company may terminate the agreement at any time for "Cause" (as defined in the agreement). If the Company terminates Ms. Gorshe's employment without "Cause" and without offering Ms. Gorshe comparable employment or if within one year following a Change of Control (as defined in the agreement) the Company either terminates Ms. Gorshe without cause or she voluntarily resigns (and the Company has not offered her comparable employment in either case), then the Company must make a lump-sum payment to Ms. Gorshe in an amount equal to twice her then annual salary. In addition, if the Company terminates Ms. Gorshe within one year following a Change in Control, all Common Stock options held by Ms. Gorshe will automatically become immediately exercisable. The agreement provides that the Company's President or Chief Executive Officer will determine Ms. Gorshe's annual compensation subject to adjustment from time to time at the discretion of the Board of Directors. Ms. Gorshe's current annual salary is $125,000. The agreement further provides that Ms. Gorshe is subject to confidential information, and non-competition provisions until one year after the termination of Ms. Gorshe's employment. In addition, Ms. Gorshe received options to purchase 20,000 shares of Common Stock, to become exercisable in annual installments of 6,667 shares commencing on July 27, 1999, at an exercise price of $16.50, equal to the fair market value of the Common Stock on the date of grant.

Agreements With Mr. McBride

  Effective as of March 15, 1999, the Company entered into a consulting agreement with Mr. McBride which provided, among other things, for the termination of Mr. McBride's employment agreement, entered into in October 1997.

  The employment agreement with Mr. McBride provided for Mr. McBride's services as Chief Executive Officer. The agreement provided for a four-year term with automatic extensions until the fourth anniversary of the Company's notice, or six months after Mr. McBride's notice, of a desire to terminate the agreement. Notwithstanding such "evergreen" provision, the employment agreement provided that it could be terminated by the Company for cause or by the employee for "Good Reason." Under the employment agreement, in the event of a termination of employment for any reason other than cause, Mr. McBride would have been entitled to the payment of an amount equal to four times his annual salary. In the event of a termination within one year of a change in control (as defined in the employment agreement) for any reason other than his death or disability or a termination by the Company for cause, Mr. McBride would have been be entitled to a $4.0 million termination payment. The employment agreement also contained a "gross-up" provision to compensate Mr. McBride in the event that any payment under such contract was subject to an excise tax imposed under Section 4999 of the Internal Revenue Code. The employment agreement provided that Mr. McBride was entitled to compensation at an annual rate of $265,000. Pursuant to the employment agreement, Mr. McBride was awarded, without cost to him, 200,000 shares of "restricted stock" under the 1994 Plan. The restricted stock agreement relating to the restricted stock provided that the restrictions applicable to such shares would lapse, and such shares would no longer be subject to forfeiture in the event of termination of employment, at the rate of 25% per year commencing on October 3, 2001, the fourth anniversary of the date of award, subject to acceleration in the event of a change in control.

  Effective as of March 15, 1999, the Company entered into a consulting agreement with Mr. McBride which provided for the termination of his employment agreement, the forfeiture of his $4.0 million termination payment, the forfeiture of his restricted stock and the extinguishment of the Company's and Mr. McBride's rights and obligations under that agreement. Pursuant to the consulting agreement, Mr. McBride agreed to provide consulting services to the Company and to resign from his position as the Company's Chief Executive Officer. The termination of Mr. McBride's employment pursuant to the consulting agreement was by mutual agreement. Pursuant to the consulting agreement Mr. McBride received a lump-sum cash termination payment of $490,000 (which was reduced to $390,000 to reflect repayment of a $100,000 bonus paid in 1998 related to the execution of the Company's merger agreement with ARC). In addition, the Company paid Mr. McBride a lump-sum cash payment of $750,000 in consideration for Mr. McBride's agreement to forfeit his interest in 200,000 shares of restricted stock held by him and to terminate the related restricted stock agreement.

  Pursuant to the consulting agreement, Mr. McBride will provide consulting services to the Company for a period of two years, on a basis of not more than forty hours per month at a rate of $15,000 per month. During the consulting term, Mr. McBride will also be entitled to participate in the Company's medical insurance plans at a cost equal to the Company's cost of providing coverage. If the Company terminates the consulting relationship without "Cause" (as defined in the consulting agreement), Mr. McBride will be entitled to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term. In addition, upon the occurrence of a "Change in Control" of the Company
(as defined in the consulting agreement), the consulting relationship will automatically terminate and Mr. McBride will be entitled to a lump-sum cash payment in an amount equal to the balance of the cash amounts which he would have received had the consulting relationship continued for the remainder of the two year term.

  In addition, Mr. McBride has agreed that he will not disclose confidential information belonging to the Company, and, for a period of two years following the effectiveness of the consulting agreement, he will not compete with the Company or solicit the Company's employees. However, if the consulting relationship is terminated as a result of a Change in Control of the Company, Mr. McBride's covenant not to compete will automatically terminate. Pursuant to the consulting agreement, the Company also reimbursed Mr. McBride for his attorneys fees incurred in the negotiation and preparation of the consulting agreement in the amount of approximately $8,000.

  In connection with his employment agreement, the Company agreed to indemnify Mr. McBride to the extent permitted under Nevada law against liability and expenses incurred by him in any proceeding in which he is involved due to his role as officer or director. The indemnity agreement excludes certain claims from indemnification by the Company. Mr. McBride and the Company have also entered into certain stock option agreements pursuant to which Mr. McBride has been granted options exercisable for 150,000 shares of Common Stock. Mr. McBride's indemnity agreement and option agreements with the Company survive the termination of his employment agreement.

                         COMPENSATION COMMITTEE REPORT

  The Compensation Committee (the "Committee") is presently comprised of Ms. Krueger, Mr. Razook, and Mr. McBride. Mr. Razook serves as the Chairman of the Committee

  The Committee reviews and approves the compensation of the Company's executive officers and determines the Company's general compensation policy. The Committee is also responsible for the administration of the 1994 Plan and the Non-Officer Plan, and is authorized to determine the options to be granted under the plans and the terms and provisions of such options.

Compensation Philosophy

  The Committee endeavors to ensure that the compensation programs for the Company's executive officers are effective in attracting and retaining key executives responsible for the Company's success and are administered in appropriate fashion in the Company's long-term interests and those of the Company's stockholders. The Committee seeks to align total compensation for senior management with the Company's overall performance as well as the individual performance of each executive officer. The Company's compensation package, which currently is comprised of base salary, bonuses, stock options and restricted stock, is intended to reinforce management's commitment to enhancing profitability and stockholder value.

  In determining the level and composition of compensation for the Company's executive officers, the Committee considers various corporate and individual performance measures. Although the Committee considers earnings per share as an important measure of the Company's performance, the Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also evaluates other external factors such as market conditions as well as compensation practices and financial performance of other companies in the assisted living residence business.

Base Salaries

  Base salaries are reviewed and adjusted by the Committee on an annual basis. The Committee seeks to ensure that the base salaries are established at levels considered appropriate in light of responsibilities and duties of the executive officers as well as at levels competitive to amounts paid to executive officers of its peer group.

Bonuses

  Bonuses are awarded based on the Company's overall performance and individual performance of each executive officer. The amounts awarded may vary from year to year and may be awarded to executive officers in other forms such as stock awards in lieu of cash payments. During 1998 the Company awarded Mr. McBride and Dr. Wilson each a bonus of $100,000 in connection with the execution of the merger agreement with ARC. Payments made to each of them subsequent to December 31, 1998 were reduced by $100,000 to reflect repayment of these bonus payments. In addition, the Company awarded Ms. Campbell a bonus of $25,000 in 1998 pursuant to the terms of her employment agreement.

Stock Option Plans

  The Committee administers the 1994 Plan, which provides for grants of incentive and nonqualified stock options as well as the award of shares of restricted stock. Under the 1994 Plan, options are granted and shares of restricted stock are awarded to provide incentives to the Company's directors, officers, key employees and consultants to promote the Company's long-term performance and specifically, to retain and motivate senior management in achieving a sustained increase in stockholder value. Currently, the 1994 Plan has no pre-set formula or criteria for determining the number of options that may be granted, except that no person can be granted options or restricted stock in any calendar year covering more than 200,000 shares of Common Stock. The Committee reviews and evaluates the overall compensation package of the executive officers and determines the awards based on the Company's overall performance and the individual performance of the executive officers.

  The Committee also administers the Non-Officer Plan, adopted by the Company in 1998. The Non-Officer Plan provides for the issuance of non-qualified options exercisable for up to 500,000 shares of Common Stock. Directors, officers and significant employees of the Company are not eligible to participate in the Non-Officer Plan; however, consultants and non-executives are eligible. The Non-Officer Plan was adopted to extend similar performance-based benefits to employees who were not eligible to participate in the 1994 Plan, and the Committee applies the same policies to determinations regarding grants under the Non-Officer Plan as it applies to determinations under the 1994 Plan.

  During 1993, the Internal Revenue Code of 1986, as amended, (the "Code") was amended to include Section 162(m) which denies a deduction to any publicly held corporation for compensation paid to any "covered employee" (which are defined as the chief executive officer and the other four most highly compensated officers, as of the end of a taxable year) to the extent that the compensation exceeds $1 million in any taxable year of the corporation beginning after 1993. Compensation which constitutes "performance based compensation" is excludable in applying the $1 million limit. In structuring the Company's compensation programs and in determining the appropriateness of awards, the Committee's primary consideration is the achievement of the Company's strategic business goals, taking into consideration competitive practice, market economics, and other factors. To the extent fulfilling these goals is consistent with favorable tax treatment, the Committee intends to design the Company's compensation programs to conform with the regulations so that total compensation paid to any employee will not exceed $1 million in any one year, except for awards as part of executive compensation that are performance-based and thus deductible by the Company. However, this commitment does not rule out the ability to make awards or to approve compensation that may not qualify for the compensation deduction, if sound corporate reasons exist for so doing.

Chief Executive Officer

  Mr. McBride served as the Company's CEO throughout 1998. Pursuant to the terms of his employment agreement, as negotiated in October of 1997 by the Compensation Committee, Mr. McBride, in his capacity as CEO in 1998 received a salary of $246,987, plus a $100,000 bonus in connection with the execution by the Company of the merger agreement with ARC. In March 1999, Mr. McBride resigned as Chief Executive Officer and agreed to provide consulting services to the Company pursuant to the Consulting Agreement described under the heading "Executive Compensation Consulting Agreement." The Consulting Agreement provided for the payment to Mr. McBride of a lump-sum cash termination payment of $490,000 (which was reduced to $390,000 to reflect repayment of the $100,000 bonus paid in 1998). In addition, the Company agreed to pay Mr. McBride a lump-sum cash payment of $750,000 in consideration for Mr. McBride's agreement to forfeit his interest in 200,000 shares of restricted stock. In addition, Mr. McBride agreed to forfeit a $4.0 million termination payment he would be entitled to receive under certain circumstances, including upon a change of control. Pursuant to the Consulting Agreement the Company will compensate Mr. McBride at a rate of $15,000 per month for consulting services rendered over a two-year period commencing in March 1999.

  Dr. Wilson served as the Company's President and Chief Operating Officer throughout 1998. Pursuant to the terms of her employment agreement, as negotiated in October 1997 by the Compensation Committee, Dr. Wilson in her capacity as President and Chief Operating Officer in 1998 received a salary of $203,061, plus a $100,000 bonus in connection with the execution by the Company of the merger agreement with ARC. In March 1999, the Company entered into an amendment with Dr. Wilson to her employment agreement to provide that the Company will employ Dr. Wilson as President and Chief Executive Officer. In addition, the Company agreed to pay Dr. Wilson a lump-sum cash payment of $187,500 (which was reduced to $87,500 to reflect repayment of the $100,000 bonus paid in 1998) in consideration for Dr. Wilson's agreement to forfeit her interest in 50,000 shares of restricted stock.

Other Employment Agreements

  During 1998 the Committee undertook a review of the Company's executive employment and compensation arrangements. As a result of this review, the Committee determined to recommend, and the Board of Directors approved, the offering of an employment agreement to Ms. Campbell and Ms. Gorshe. The Committee also recommended, and the Board of Directors approved, employment agreements for several other officers that are not Named Executive Officers. In March 1999, in connection with the employment of James Cruckshank as Vice President and Chief Financial Officer and the employment of Leslie Mahon as Vice President and Chief Operating Officer, the Committee recommended, and the Board of Directors approved, employment agreements for each of these officers. The terms of the employment agreements of the Named Executive Officers and Messrs. Cruckshank and Mahon are summarized under the caption "Executive Compensation--Employment and Consulting Agreements."

                                          Bradley Razook, Chairman
                                          Jill Krueger
                                          William McBride III

  The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Stock Performance Graph

  The following Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filings under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

  The following graph compares the cumulative total stockholder return on the Company's Common Stock (no dividends have been paid thereon) with the cumulative total return, assuming reinvestment of dividends, of (i) the S&P Healthcare Composite Index and (ii) the American Stock Exchange Major Market Index from November 22, 1994, the first day of trading of the Common Stock on the American Stock Exchange, to December 31, 1998. The comparison assumes $100 was invested on November 22, 1994 in the Company's Common Stock and each of the foregoing indices and assumes reinvestment of dividends before consideration of income taxes.

  The historical stock price performance of the Common stock shown on the Stock Performance Graph set forth below is not necessarily indicative of future stock price performance. As of October 6, 1999, the closing trading price for the Common Stock was $1.31 and the cumulative total stockholder return, assuming a $100 investment on November 22, 1994, was $28.39.

                       [PERFORMANCE GRAPH APPEARS HERE]

Total Return Analysis

                         11/22/1994 12/30/1994 12/29/1995 12/31/1996 12/31/1997 12/31/1998
                         ---------- ---------- ---------- ---------- ---------- ----------
Assisted Living
 Concepts...............  $100.00    $ 91.89    $141.89    $164.86    $427.01    $283.77
AMEX Major Market.......  $100.00    $104.48    $143.45    $183.02    $234.04    $282.05
S&P Health Care.........  $100.00    $103.15    $162.71    $196.22    $282.06    $406.71

Source: Carl Thompson Associates www.ctaonline.com (800) 959-9677. Data from Bloomberg Financial Markets.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  As of September 30, 1999, the Compensation Committee was comprised of Ms. Krueger, Mr. Razook, and Mr. McBride.

  During 1998 Mr. Razook, one of the members of the Compensation Committee, was Managing Director and Head of the Health Care Industry Group of Schroder & Co. Inc. ("Schroders"), an investment banking firm. During 1998 Schroders served as the initial purchaser of the Company's $75.0 million offering of 5.625% Debentures for which Schroders received a customary commission. Also during 1998, Schroders provided financial advisory services and delivered a fairness opinion in connection with a proposed merger for which the Company paid Schroders a fee of $200,000. In March 1999, Mr. Razook became President and Managing Director at Cohen & Steers Capital Advisors LLC ("C&S Advisors"). Pursuant to an agreement with C&S Advisors, the Company anticipates that it will pay C&S Advisors up to $1.2 million in 1999 for financial advisory services plus customary fees and commissions in the event that the Company is advised by C&S Advisors in connection with certain types of transactions.

  See also "Certain Transactions" immediately below.

                             CERTAIN TRANSACTIONS

  During 1998, Supportive Housing Services, Inc. ("SHS") provided services to the Company for market feasibility analysis, site pre-acquisition services, construction management oversight and building setup in conjunction with the Company's development activities. SHS was owned 80% by Dr. Wilson's spouse and 20% by Paul Parker, an executive officer of the Company, through June 30, 1998, and, as of July 1, 1998, owned 75% by Dr. Wilson's spouse. SHS billed the Company approximately $3.9 million for such services in 1998, approximately $3.8 million (including $566,000 reflecting payment to CCL (as defined below)) of which was paid as of December 31, 1998. As of May 31, 1999, the Company had incurred additional fees totaling $248,000 to SHS. In July 1999, the Company delivered 180 days' written notice terminating its agreement with SHS. The Company expects to incur additional fees of approximately $240,000 for all remaining services to be provided by SHS under the agreement.

  In December 1997, the Company entered into a consulting services agreement with SHS pursuant to which the Company provided SHS with consulting services in the assisted living industry, including providing data on the Company's facility prototypes, facilitating the introduction of SHS to other potential customers and providing market analysis on the assisted living industry. This consulting agreement expired in September 1998. The Company received approximately $1.1 million in fees and reimbursable expenses from SHS for such consulting services.

  During 1998, Concepts in Community Living, Inc. ("CCL"), a company owned by Dr. Wilson's spouse, provided feasibility studies and pre-development consulting services to SHS and certain developers with respect to certain assisted living residence sites the Company was developing and constructing. The Company paid CCL approximately $566,000 indirectly through SHS for rendering such services in 1998. In June 1999, the Company entered into a new agreement with CCL pursuant to which CCL will provide market research, demographic review and competitor analysis in many of the Company's current and potential markets. The Company will pay CCL a retainer of $10,000 per month, plus fees in excess of the retainer in connection with any specific projects that the Company authorizes under the agreement.

  The Company leases six residences from Assisted Living Facilities, Inc. Dr. Wilson's spouse owns a 25% interest. During 1998, the Company paid Assisted Living Facilities, Inc. rent of approximately $1.2 million. In addition, the Company leased one residence from Oregon Heights Partners in 1998, in which Dr. Wilson's spouse owns through CCL a 34% interest. Through September 30, 1998, the Company paid Oregon Heights Partners approximately $195,000 in rent. The Oregon Heights Partners lease was terminated in September 1998, effective October 1, 1998.

  During 1998, Mr. McBride owned a $400,000 or 16.6% interest, and Dr. Wilson's spouse owned a $200,000 or 8.3% interest, in Health Equity Investors LLC ("HEI"). In the second quarter of 1997, the Company entered into joint venture agreements with HEI to operate certain new assisted living residences that the Company owned or leased. The joint venture concurrently entered into a non-cancelable management agreement with the Company pursuant to which the Company managed the properties operated by the joint venture for an amount equal to the greater of 8% of gross revenues or $2,000 per month per residence. Through February 10, 1999, the Company consolidated 100% of the revenues and expenses attributable to these residences with its revenues and expenses, and HEI reimbursed the Company for 90.0% of the start-up losses of the joint venture. The Company received loss reimbursements from HEI of $4.7 million for the year ended December 31, 1998, and no loss reimbursements in 1999. As of December 31, 1998, 17 residences owned or leased by the Company were being operated by the joint venture.

  On February 10, 1999, the Company purchased HEI's joint venture interest with respect to the 17 properties then being operated by the joint venture for an aggregate purchase price of approximately $3.8 million. HEI's investment with respect to such properties was $3.2 million. As a result of such purchases, Mr. McBride and Dr. Wilson's spouse received distributions of approximately $537,000 and $269,000, respectively, in 1999.

  In October 1997, the Company acquired Home and Community Care, Inc. ("HCI"). Certain of the Company's officers and directors were officers, directors or stockholders of HCI. Mr. McBride and Dr. Wilson's spouse owned 13.9% and 4.7%, respectively, of HCI's outstanding common stock at the time of acquisition, substantially all of which was acquired in March 1997. The terms of the acquisition were approved by a committee of independent directors. Pursuant to the HCI acquisition agreement, during 1998, Mr. McBride and Dr. Wilson's spouse received "earnout" payments from the Company of $174,000 and $70,000, respectively, related to HCI sites the Company elected to develop. Additional "earnout" payments totaling $153,000 to Mr. McBride and $61,000 to Dr. Wilson's spouse have been made under the HCI agreement in 1999. No further "earnout" payments are expected.

  In October 1997, the Company acquired Carriage House Assisted Living, Inc. ("Carriage House"). Certain of the Company's employees and directors collectively owned 23% of Carriage House's stock at the time of acquisition. The terms of the acquisition were approved by a committee of independent directors.

  For information regarding certain other relationships and related transactions, see "Compensation Committee Interlocks and Insider
Participation," above.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Exchange Act requires the Company's officers, directors and greater than ten-percent stockholders to file with the Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of the Company's Common Stock and other equity. Such persons or entities are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, each of the Company's officers, directors and 10% stockholders complied with all
Section 16(a) filing requirements applicable to them, except that late filings were made by the following individuals: William McBride (one filing); Keren Brown Wilson (two filings); Richard C. Ladd (one filing); Bradley G. Razook (one filing); Gloria Cavanaugh (one filing); Sandra Campbell (two filings); Nancy Gorshe (three filings); Rhonda Marsh (two filings); M. Catherine Maloney (two filings); and Paul B. Parker (two filings).

  The Company has instituted procedures to ensure timely compliance in the future.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  KPMG LLP audited the Company's financial statements for the period ended December 31, 1998 and have been the Company's auditors since November 3, 1995. A representative of KPMG LLP is expected to be present at the November 16, 1999 Annual Meeting and will have an opportunity to make a statement if he desires to do so, and such representative is expected to be available to respond to appropriate questions.

                    DEADLINE FOR SUBMISSION OF STOCKHOLDER
                   PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

  The proxy rules adopted by the SEC provide that certain stockholder proposals must be included in the proxy statement for the Company's Annual Meeting. For a proposal to be considered for inclusion in next year's proxy statement, it must be received by the Company no later than June 30, 2000, and must otherwise comply with the applicable provisions of the Exchange Act and the Company's Bylaws.

  In addition, the Company's Bylaws contain an advance notice provision that provides that for a stockholder proposal to be brought before and considered at the next annual meeting of stockholders, notice of the proposal must be delivered to or mailed and received at the principal executive offices of the Company no less than 50 days nor more than 75 days prior to the meeting. In the event that less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting is mailed or public disclosure is made, whichever is earlier.

                                 OTHER MATTERS

  The Board of Directors of ALC knows of no matters to be presented at the Annual Meeting other than those described in this proxy statement. Other business may properly come before the meeting, and in that event it is the intention of the persons named in the accompanying proxy to vote in accordance with their judgment on such matters.

  The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company's directors and officers, without receiving any additional compensation, may solicit proxies personally or by telephone or telegraph. The Company will request brokerage houses, banks, and other custodians or nominees holding stock in their names for others to forward proxy materials to their customers or principals who are the beneficial owners of Shares and will reimburse them for their expenses in doing so. The Company has retained the services of American Stock Transfer Company, Inc. for out-of-pocket expenses, to assist in the solicitation of proxies.

  The Company's Annual Report to stockholders, including its audited financial statements for the year ended December 31, 1998, is being mailed herewith to all stockholders of record. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON SOLICITED HEREBY, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998 AND ITS QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 1999, EACH AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH REQUESTS SHOULD BE DIRECTED TO THE SECRETARY OF THE COMPANY, AT 11835 NE GLENN WIDING DRIVE, BUILDING E, PORTLAND, OREGON 97220-9057.

  ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By order of the Board of Directors

                                          Sandra Campbell
                                          Senior Vice President, General
                                          Counsel and Secretary

Portland, Oregon
October 15, 1999

                         ASSISTED LIVING CONCEPTS, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
           FOR THE ANNUAL MEETING OF STOCKHOLDERS--NOVEMBER 16, 1999

 The undersigned hereby appoints and authorizes KEREN BROWN WILSON and RICHARD LADD, or either of them, his attorney and agent, each with full power of substitution, as proxies, to represent and to vote, as designated on the reverse side of this Proxy Card, the shares held of record by the undersigned at the special meeting of stockholders of Assisted Living Concepts, Inc. (the "Company"), to be held at Kingstad Meeting Center, 5933 NE Win Sivers Drive, Portland, Oregon, on November 16, 1999 at 8:00 a.m. local time, and at any adjournment or postponement thereof, according to the number of votes the undersigned would be entitled to vote if personally present on the proposal set forth on the reverse side of this card (and as more particularly set forth in the Notice of Meeting enclosed herewith) and, in accordance with their discretion, on such other business that may properly come before the meeting and any adjournment or postponement thereof.

 ALL SHARES OF THE COMPANY'S COMMON STOCK THAT ARE REPRESENTED AT THE ANNUAL MEETING BY PROPERLY EXECUTED PROXIES RECEIVED PRIOR TO OR AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE OF THIS CARD. IF NO INSTRUCTIONS FOR THE PROPOSAL ARE INDICATED ON AN EXECUTED PROXY CARD, SUCH PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS AS SET FORTH HEREIN WITH RESPECT TO SUCH PROPOSAL.

                      PLEASE SIGN AND DATE THE REVERSE SIDE

                         ASSISTED LIVING CONCEPTS, INC.
                     11835 NE GLENN WIDING DRIVE, BUILDING E
                           PORTLAND, OREGON 97220-9057

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[X]  Please mark your
     votes as in this
     example, using
     dark ink only


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL ONE:



1. Election of Directors:


       FOR       AGAINST   ABSTAIN
       [_]         [_]      [_]

[_] FOR, except vote withheld from the following nominee(s):

   ---------------------------------------------------------



Nominees:  Keren Brown Wilson, Richard C. Ladd, Jill M. Krueger, Bradley G.
           Razook and Gloria J. Cavanaugh


2. In their discretion, the proxies are authorized to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

   If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. [_]

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED IN PROPOSAL ONE.

NOTE: If you receive more than one Proxy Card, please date and sign each Proxy Card and return all Proxy Cards in the enclosed envelope.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENVELOPE
PROVIDED.


Signature(s):                                    Date:
             -----------------------------------       ----------------------

Signature(s):                                    Date:
             -----------------------------------       ----------------------

IMPORTANT: Signatures of stockholders should correspond exactly with the names shown on the Proxy Card. Attorneys, trustees, executors, administrators, guardians and others signing in a representative capacity should designate their full titles. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Joint owners should both sign.
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